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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)


                                                                Years Ended December 31,
                                                                ------------------------------------------------------------
                                                 1995         1994       1993        1992        1991
                                                 ----         ----       ----        ----        ----
                                                                    (In Thousands)

Net Income                                      $23,910     $14,589     $14,274    $21,052     $16,820
- ----------

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes                    7,212       1,020       2,183      4,608       1,558
  Deferred federal income taxes                   3,512       3,930       2,199      4,560       5,528
  Investment tax credits - net                    (503)       (508)       (508)      (507)       (500)
  Interest on long-term debt                     16,627      14,334      12,715     13,290      12,581
  Interest on short-term debt and other           3,663       2,897       2,074      1,277       2,500
                                                -------     -------     -------    -------     -------

Net earnings available for fixed charges        $54,421     $36,262     $32,937    $44,280     $38,487
                                                -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt                    $16,627     $14,334     $12,715    $13,290     $12,581
  Interest on short-term debt and other           3,663       2,897       2,074      1,277       2,500
                                                -------     -------     -------    -------     -------
        Total fixed charges                     $20,290     $17,231     $14,789    $14,567     $15,081
                                                =======     =======     =======    =======     =======

Ratio of earnings to fixed charges                    2.68        2.10        2.23       3.04        2.55
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